UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest reported event): December 23, 2008

COVIDIEN LTD.
(Exact Name of Registrant as Specified in Its Charter)

Bermuda	001-33259	98-0518045
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

131 Front Street, Hamilton, HM 12 Bermuda (Address of Principal Executive Offices) (Zip Code) Registrant’s telephone number, including area code: (441) 298-2480

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

q	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
x	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
q	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
q	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.     Other Events.

     Covidien Ltd. (the “Company”) issued a press release on December 23, 2008 announcing a reorganization involving the establishment of the Company’s tax residency in Ireland later this month and (following the satisfaction of conditions) a newly formed Irish company, Covidien plc, replacing the Company as the ultimate parent company. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference. In addition, a copy of a “Questions and Answers” document relating to the reorganization, which is posted on the Investor Relations section of the Company’s website at http://investor.covidien.com, is attached as Exhibit 99.2 and is incorporated herein by reference.

     In connection with the reorganization, the Company entered into an American Depositary Agreement (the “Agreement”), dated December 19, 2008, with The Bank of New York Mellon (the “Qualifying Intermediary”). The Agreement generally provides for certain arrangements relating to cash distributions in respect of those common shares of the Company (the “Deposited Securities”) that are held through the Depository Trust Company (“DTC”). The Agreement provides that the Qualifying Intermediary shall distribute or otherwise make available to Cede & Co., as nominee for DTC, any cash dividend or other cash distribution with respect to the Deposited Securities, after the Company delivers or causes to be delivered to the Qualifying Intermediary the cash to be distributed. The Agreement provides for customary fees to be paid to the Qualifying Intermediary. The Agreement also provides for customary reimbursement and indemnification obligations of the Company. The Company may terminate the Agreement by giving the Qualifying Intermediary thirty (30) days’ written notice. The Qualifying Intermediary may terminate the Agreement by giving the Company sixty (60) days’ written notice.

Item 9.01.     Financial Statements and Exhibits.

(d)    Exhibits.

99.1	Press Release, dated December 23, 2008.
99.2	Questions & Answers, dated December 23, 2008.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 2008

COVIDIEN LTD.

By: /s/ John W. Kapples_______
Name: John W. Kapples
Title: Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated December 23, 2008.
99.2	Questions & Answers, dated December 23, 2008.